Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED.
INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED IS OMITTED AND MARKED WITH “****” OR OTHERWISE
CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS
ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

DATED:  21 May 2018

(1)	DALLAS BURSTON ETHITRONIX (EUROPE) LIMITED
(2)	NEMAURA MEDICAL INC

JOINT COLLABORATION AGREEMENT

CONTENTS

1	DEFINITIONS
2	INTERPRETATION
3	JOINT EXCLUSIVE APPOINTMENT
4	PROTECTION OF THE PATENTS
5	SUB-DISTRIBUTORS
6	MY SUGAR WATCH SERVICES
7	NEMAURA’S UNDERTAKINGS
8	CONSIDERATION
9	PRICES & PAYMENTS
10	LIMITATION OF LIABILITY
11	FREEDOM TO CONTRACT
12	PRODUCT LIABILITY AND INSURANCE
13	CONFIDENTIALITY
14	FORCE MAJEURE
15	DURATION
16	TERMINATION AND RIGHTS UPON TERMINATION
17	NOTICES
18	ASSIGNMENT AND OTHER DEALINGS
19	MODIFICATION AND WAIVER
20	SEVERABILITY
21	ENTIRE AGREEMENT
22	APPLICABLE LAW & VENUE
23	ANTI-BRIBERY COMPLIANCE
24	ADDITIONAL GENERAL TERMS
SCHEDULE 1 THE PRODUCTS
PART 1 THE SENSOR PATCHES PACK
PART 2 THE SENSOR ASSEMBLY DEVICE AND TRANSMITTER (SADT)
SCHEDULE 2 TERRITORIES
SCHEDULE 3 THE PATENTS
SCHEDULE 4 TRADE MARKS
SCHEDULE 5 SUB-DISTRIBUTOR (DIABETES) AND SUB-DISTRIBUTOR (SPORTS MEDICINE) CONTRACT TERM SHEET
SCHEDULE 6 MY SUGAR WATCH SERVICES AGREEMENT TERM SHEET
SCHEDULE 7 SENSOR PATCHES PACK PHOTOGRAPHS

THIS AGREEMENT IS MADE THE 21ST DAY OF MAY 2018
THE PARTIES
(1)
NEMAURA MEDICAL INC incorporated and registered in the state of Nevada CIK number 0001602078 and whose registered office is located at The Advanced Technology Centre, Oakwood Drive, Loughborough, United Kingdom, LE11 3QF (“Nemaura”); and

(2)
DALLAS BURSTON ETHITRONIX (EUROPE) LIMITED (“DBEE”) a company incorporated and registered in Jersey with registration number 122539 and whose registered office is located at 95/97 Halkett Place, St Helier, Jersey, JE1 1BX

PURPOSE
(A)
Nemaura is engaged in the development, production and licensing of intellectual property rights regarding pharmaceutical products and manufacturing of medical devices, in particular the Products (as defined below).

(B)
Nemaura has been engaged in discussions with DBEE and its Group regarding the licensing and distribution of the Products.  Nemaura and DBEE have agreed to enter into this joint collaboration agreement in which Nemaura agrees to appoint itself and DBEE as the joint exclusive rights holders regarding the exploitation of its Patents, The Apps and The Algorithms in the Territories and DBEE agrees to appoint itself and Nemaura as the joint exclusive rights holders of the Trade Marks in the Territories.

(C)
The marketing, promotion, distribution, sale and/or leasing of the Products shall be undertaken by a network of sub-distributors appointed jointly by the parties. The terms of supply of the Products will be set out in a separate contract between the parties and each sub-distributor.

1	DEFINITIONS
1.1	The definitions and rules of interpretation in this clause 1 apply in this Agreement:
“BMDL” means Binky Medical Devices Limited, a company registered in England and Wales with company number 10907553 whose registered office address is Dallas Burston Polo Club, Stoneythorpe Estate, Southam, United Kingdom, CV47 2DL.
“Business Day” means a day (other than a Saturday, Sunday or public holiday in England) when banks in London are open for business.
“Commencement Date” means the date of execution of this Agreement.
“Cost of Manufactured Products” means the actual verified open book cost of manufacturing and delivering the Products to the sub-licensees.
“Cost of My Sugar Watch Sales and Distribution Services” means the actual total verified open book cost of operating DBEE for the purposes of identifying potential Sub-Distributors, negotiating Sub-Distributor Contracts and enforcing Nemaura/DBEE rights (including payment rights) under Sub-Distributor Contracts.

“DBEE EXIT PAYMENT” means Market Value x 50%.
“DBEL” means Dallas Burston Ethitronix Limited, a company incorporated and registered in Jersey with registration number 115335 and whose registered office is located at 95/97 Halkett Place, St Helier, Jersey, JE1 1BX
“Group” means in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company.
“Intellectual Property Rights” means all patents, rights to inventions, copyright and related rights, trade marks and services marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off and unfair competition, rights in designs, rights in computer software, rights in mobile software applications, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, including all applications for (and rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, in any part of the world.
“Joint IPR” has the meaning given in clause 3.1.
“Market Value” has the meaning given in clause 15.7.
“My Sugar Watch Services Agreements” means agreements to be made between Nemaura, DBEE and individual patients  permitting access to the Apps and the Algorithms to download onto their Smart Reader Devices.
“My Sugar Watch Services Payments” means payments to be made by individuals to DBEE under My Sugar Watch Services Agreements.
“Nemaura Exit Payment” means Market Value x 50%.
“Nemaura Technical Support Services” means the technical services provided by Nemaura to DBEE which include product training to DBEE or the Sub-Distributors, provision of Products that are fit for purpose and regular update and maintenance of the Apps and the Algorithms but does not include product training or support regarding sales or to any third parties or consumers.
“Patents” means those patents which are listed in Schedule 3, and any future patents filed to protect and support the Products, The Apps and The Algorithms.
“Patient Data” means all that data (whether personal data or personal medical history data or otherwise) collected, stored or processed by Sub-Distributors from individuals using the Products, The Apps and The Algorithms.
“Products” means the Sensor Patches Pack and/or the SADT.

“SADT” means the senor assembly device and transmitter described in Part 2 of Schedule 1 of this Agreement.
“Sensor Patches” means the sensor patches more particularly described within Sensor Patches Pack.
“Sensor Patches Pack” means the sensor patches and the pack described in Part 1 of Schedule 1 of this Agreement.
“Smart Reader Devices” means a smart device or stand-alone reader device or android or IOS smartphone or any other device capable of receiving a patient’s data.
“Sub-Distributors” means Sub-Distributors (Diabetes) and/or Sub-Distributors (Sports Medicine).
“Sub-Distributors (Diabetes)” means those distributors selected by the parties on a territory-by-territory basis who receive the rights to purchase, promote and distribute and sell the Products for the care and monitoring of blood glucose levels in type 1 and type 2 diabetic patients.
“Sub-Distributors (Sports Medicine)” means those distributors selected by the parties on a territory-by-territory basis who receive the rights to purchase, promote and distribute and sell the Products for the care and monitoring of blood glucose levels in sports persons and athletes, but excluding for the avoidance of doubt the care and monitoring of lactic acid.
“Sub-Distributor Contract” has the meaning given in clause 5.3.
“Supply Price” means the supply price of the Products set out in the Sub-Distributor Contract on an agreement by agreement basis.
“Term” means all of the Initial Term and any continuation period thereafter.
“Territories” has the meaning given to it in Schedule 2.
“The Apps” means all those medical apps developed by the Third Party Developers for use with Nemaura sugarBEAT technology platform which allows the Products to communicate secure continuous glucose monitoring data to the Smart Reader Devices.
“The Algorithms” means all those medical algorithms developed by the Third Party Developers for use with Nemaura sugarBEAT technology platform which allows the Products to communicate securely and interpret continuous glucose monitoring data to the Smart Reader Devices.
“Third Party Developers” means Triteq Limited incorporated and registered in England and Wales with company number 02757740 whose registered office is at The Innovation Centre, Unit 1 Station Yard, Station Road, Hungerford, Berkshire, RG17 0DY and any other developer appointed by agreement between the parties from time to time.
“Trade Marks” means such trade marks as used by or licensed to Sub-Distributors to market the Products,  Smart Reader Devices, The Apps and/or The Algorithms in the Territories.

“UK Agreement” means the Licence and Supply Agreement entered into between (1) Dermal Diagnostics Limited and (2) DBEL formerly known as Dallas Burston Pharma (Jersey) Limited on 26 November 2015.
“Upfront Licence Fee” means any upfront amount paid by a Sub-Distributor under a Sub-Distributor Contract.
“Valuer” means any of the London based offices of KPMG, Deloitte, Ernst & Young or PwC as shall be agreed between the parties within 14 days of the first name being proposed by one of them or, in default of agreement, appointed by the President for the Institute of Chartered Accountants in England and Wales on the application of either party.
“VAT” means value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement or additional tax.
2	INTERPRETATION
2.1	Clause, schedule and paragraph headings shall not affect the interpretation of this Agreement.
2.2	A “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors or permitted assigns.
2.3	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.
2.4	A reference to a “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established.
2.5	Words in the singular shall include the plural and vice versa.
2.6	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
2.7	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.
2.8	A reference to “writing” or “written” does include email.
2.9
Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

3	JOINT EXCLUSIVE APPOINTMENT
3.1
With effect from the Commencement Date and throughout the Term, Nemaura appoints itself and DBEE to be equal joint rights holders for the exploitation of the Patents, The Apps and The Algorithms in the Territories and, to the extent necessary to give effect to this appointment, Nemaura grants to DBEE an exclusive (save for Nemaura), non-assignable, royalty-free licence limited to the Territories to exploit the Patents, The Apps and The Algorithms as envisaged by clause 3.3 and the other terms of this Agreement.

3.2
With effect from the Commencement Date and throughout the Term, DBEE appoints itself and Nemaura to be equal joint exclusive rights holders of the Trade Marks in the Territories, and to this extent necessary to give effect to this appointment DBEE grants to Nemaura an exclusive (save for DBEE), non-assignable, royalty-free licence limited to the Territories to exploit the Trade Marks as envisaged by clause 3.3 and the other terms of this Agreement.

3.3
The collective Intellectual Property Rights of the parties described in this clause 3.1 and 3.2 shall be described as the “Joint IPR” in this Agreement. The parties shall exploit the Joint IPR together by:

3.3.1
appointing Sub-Distributors in the Territories who shall import (as necessary), market, promote, distribute and sell the Products which have been manufactured in accordance with the Patents and which shall be marketed, promoted, distributed and sold using the Trade Marks; and

3.3.2
authorising the Sub-Distributors to collect, record, process, assimilate and supply the Patient Data using The Apps and The Algorithms to individuals, subject to the terms of the Sub-Distributor Contract and applicable laws.

3.4	The rights granted to Nemaura and DBEE in clause 3.1 and 3.2 are exclusive.
3.5
This Agreement does not provide either party with any right, title or interest in respect of the other party’s Intellectual Property Rights (whether in or relating to  Products, The Apps and/or The Algorithms or otherwise) other than the rights granted to the parties under clause 3.1 and 3.2.  So far as Nemaura is aware, the Patents and all other Intellectual Property Rights of Nemaura in or relating to the Products are valid and the exercise by DBEE of the right granted under clause 3.1 will not infringe the rights of any person. So far as DBEE is aware, all Intellectual Property Rights of DBEE in or relating to the Trademarks are valid and the exercise by Nemaura of the right granted under clause 3.2 will not infringe the rights of any person.

3.6
Nemaura is responsible for ensuring that, from the date of approval of the Products in the form of a CE Mark and thereafter throughout the Term,  the Products, The Apps and the Algorithms comply will all laws and regulations and clinical standards applicable to their use.  When CE mark(s) and additional CE mark(s) and BSI kite marks and additional BSI kite marks are granted to Nemaura regarding the Products, The Apps and/or The Algorithms, Nemaura shall ensure that:

3.6.1
DBEE is promptly provided with a copy of each UK and EU approval for the marketing of medical devices in accordance with the CE mark and BSI kite mark (where appropriate) granted pursuant to such successful applications for type 1 and type 2 diabetes and blood sugar monitoring as approved by final Products claims; and

3.6.2
the Products have and shall continue throughout the Term to have the benefit of the UK and EU approvals for the marketing of medical devices in accordance with the CE mark granted pursuant to such successful applications for type 1 and type 2 diabetes and blood sugar monitoring as approved by final Products claims.

3.7
DBEE shall not:  (i) represent itself as an agent of Nemaura for any purpose; (ii) pledge Nemaura’s credit; (iii) give any condition or warranty on Nemaura’s behalf; (iv) make any representation on Nemaura’s behalf; (v) commit Nemaura to any contracts; or (vi) otherwise incur any liability for or on behalf of Nemaura.

3.8
Nemaura shall not:  (i) represent itself as an agent of DBEE for any purpose; (ii) pledge DBEE’s credit; (iii) give any condition or warranty on DBEE’s behalf; (iv) make any representation on DBEE’s behalf; (v) commit DBEE to any contracts; or (vi) otherwise incur any liability for or on behalf of DBEE.

3.9
DBEE shall not, without Nemaura’ s prior written consent, make any promises or guarantees about the Sensor Patches Pack, The Apps and/or The Algorithms beyond those contained in the UK and EU approvals for the marketing of medical devices in accordance with the CE marks and BSI kite marks granted pursuant to Nemaura’s applications for type 1 and type 2 diabetes and blood sugar monitoring as approved by final Sensor Patches Pack claims (subject to any change thereto under clause 3.6).

3.10	Nothing in this Agreement shall restrict, limit or fetter any rights, duties or obligations contained in the UK Agreement.
4	PROTECTION OF THE PATENTS
4.1
Each party shall immediately notify the other in writing, giving full particulars, if any matters come to its attention which are likely to infringe, compromise or misuse the Patents or if any adverse challenge or action is presented or if any claim (actual or threatened) is made that the Patents infringe the Intellectual Property Rights of a third party (“Patent Claim”).

4.2
In respect of a Patent Claim, Nemaura shall decide what action, if any, to take and shall have control over, and conduct of, all claims and proceedings. If Nemaura fails to take defensive action promptly, or elects not to defend the Patent Claim, DBEE shall be entitled as exclusive licensee to intervene and defend the Patent Claim.

4.3	The costs of defending a Patent Claim will be borne by Nemaura, unless DBEE exercises its step in right, in which case the costs are to be borne by DBEE.
4.3.1	the Licensee shall not make any admissions other than to the Licensor and shall provide the Licensor with all assistance that it may reasonably require in the conduct of any claims or proceedings; and
4.3.2	the Licensor shall bear the cost of any proceedings and shall be entitled to retain all sums recovered in any action for its own account.
4.4
Throughout the Term Nemaura shall maintain the Patents and shall renew all applications and comply with all laws and regulations necessary to ensure the Patents are effective and capable of enforcement.

5	SUB-DISTRIBUTORS
5.1
The parties agree that the distribution, promotion and marketing regarding the Sensor Patches Pack shall be carried out by Sub-Distributors in each territory which is allocated to the said Sub-Distributors.

5.2
DBEE shall be responsible for sourcing and negotiating terms with any potential Sub-Distributors. The final decision about whether to enter into a Sub-Distributor Contract shall be for the parties acting jointly and both parties shall sign any Sub-Distributor Contract in addition to the Sub-Distributor. Any decisions about whether to terminate or renew a Sub-Distributor Contract shall be taken by the parties acting jointly.

5.3	The parties shall ensure that each Sub-Distributor has entered into a Sub-Distributor Contract that, amongst other things, address the terms summarised in Schedule 5.
5.4
The parties acknowledge and agree that all Patient Data and also any other information (whether personal data or otherwise) generated from the use of the Products, The Apps and/or The Algorithms in the Territories shall belong to and be under the control and ownership of Nemaura and DBEE. Nemaura shall be entitled to access and make use of or process any such data to aid development and improvements in the App or the Algorithms provided that all such data is anonymised. But for the avoidance of doubt neither party shall have the right to offer for sale or grant access to the data for any other use, commercial or otherwise to any third party without the agreement of the other party.

6	MY SUGAR WATCH SERVICES
6.1	The parties agree that all individuals who acquire Products from Sub-Distributors shall be required to enter into My Sugar Watch Services Agreements.
6.2	The parties agree that a My Sugar Watch Services Agreement should, amongst other things, address the terms summarised in Schedule 6.
7	NEMAURA’S UNDERTAKINGS
7.1	Nemaura undertakes and agrees with DBEE that at all times during the Term it will provide the Nemaura Technical Support Services to DBEE.
7.2	Nemaura will not charge DBEE for the provision of the Nemaura Technical Support Services.
7.3	The Nemaura Technical Support Services shall at all times be provided to a reasonable standard of care and skill and in accordance with good industry practice.
8	CONSIDERATION
8.1
In consideration of the rights granted in clause 3.1, DBEE shall pay to Nemaura the sum of £1 if demanded and, except as described elsewhere in this Agreement, no commission, royalties or other payments shall be due to Nemaura from DBEE.

8.2
In consideration of the rights granted in clause 3.2, Nemaura shall pay to DBEE the sum of £1 if demanded and, except as described elsewhere in this Agreement, no commission, royalties or other payments shall be due from Nemaura.

9	PRICES & PAYMENTS
9.1	The Supply Prices to be paid by the Sub-Distributors to Nemaura for the Products shall be set out in each Sub-Distributor Contract.
9.2	The My Sugar Watch Services Payments to be made by individual patients to DBEE shall be set out in each My Sugar Watch Services Agreement.
9.3	Payment shall be made as follows:
9.3.1	50% of total Supply Price payments to Nemaura less 50% of the Cost of Manufactured Products shall be paid by Nemaura to DBEE; and
9.3.2	50% of total My Sugar Watch Services Payments to DBEE less 50% of the Cost of My Sugar Watch Sales and Distribution Services shall be paid by DBEE to Nemaura.
9.4
All sums payable under this Agreement, or otherwise payable by any party to any other party under this Agreement are exclusive of any VAT chargeable on the supplies for which such sums (or any part of them) are the whole or part of the consideration for VAT purposes.

9.5
If a party fails to make any payment due to the other party under this Agreement by the due date for payment, then the defaulting party shall pay interest on the overdue amount at the rate of 4% per annum above The Bank of England’s base rate from time to time. In relation to payments disputed in good faith, interest under this clause 9.5 is payable only after the dispute is resolved, on sums found or agreed to be due, from the due date until payment.

9.6	For the avoidance of doubt, all net income received from payments from paragraphs 9.3.1 and 9.3.2 of this Agreement shall be divided equally between the Parties.
10	LIMITATION OF LIABILITY
10.1	Nothing in this Agreement shall limit or exclude either party’s liability for:
10.1.1	death or personal injury caused by its negligence, or the negligence of its employees, agents or subcontractors (as applicable);
10.1.2	fraud or fraudulent misrepresentation; and
10.1.3	any matter in respect of which it would be unlawful to exclude or restrict liability.
10.2	Subject to clause 10.1:
10.2.1
neither party shall under any circumstances be liable to the other party, whether in contract, tort (including negligence), breach of statutory duty or otherwise, for any indirect or consequential loss or damage (including loss of profits, business, contracts, revenue, goodwill, reputation and/or anticipated savings); and

10.2.2
each party’s total liability to the other party in respect of any direct loss and/or damage arising under or in connection with this Agreement, whether in contract, tort (including negligence), breach of statutory duty or otherwise, shall be limited to the actual proceeds received by the liable party under its relevant insurance policy or policies in respect of the liability in question.

11	FREEDOM TO CONTRACT
11.1
The parties declare that they each have the right, power and authority and have taken all action necessary to execute and deliver and to exercise their rights and perform their obligations under this Agreement, including:

11.1.1	the right, power and authority for Nemaura to appoint DBEE and grant DBEE the right to act as joint rights holder under clause 3.1; and
11.1.2	the right, power and authority for DBEE to appoint Nemaura and grant Nemaura the right to act as joint rights holders under clause 3.2,
12	PRODUCT LIABILITY AND INSURANCE
12.1
Nemaura shall indemnify and keep DBEE indemnified against any and all damages, losses, costs, expenses and liability incurred by DBEE in respect of damage to property, death or personal injury arising from any fault or defect in the Products, The Apps and/or The Algorithms for which Nemaura is liable and any reasonable costs, claims, demands and expenses arising out of or in connection with that liability (“Nemaura Relevant Claim”), except to the extent the liability arises as a result of the action or omission of DBEE.

12.2	DBEE shall, as soon as it becomes aware of a matter which may result in a Nemaura Relevant Claim:
12.2.1	give Nemaura written notice of the details of the matter;
12.2.2	give Nemaura access to and allow copies to be taken of any materials, records or documents as Nemaura may require to take action under clause 12.2.3;
12.2.3	allow Nemaura the exclusive conduct of any proceedings and take any action that Nemaura requires to defend or resist the matter, including using professional advisers nominated by Nemaura; and
12.2.4	not admit liability or settle the matter without Nemaura’s written consent.
12.3
During the Term, Nemaura shall maintain product liability insurance with a reputable insurer of no less than £1 million for any one occurrence and no less than £10 million in total in any one year for any and all liability (however arising) for a claim that the Products are faulty or defective. Nemaura shall provide a copy of the insurance policy and proof of payment of the current premium to DBEE on request.

13	CONFIDENTIALITY
13.1
Each party undertakes that it shall not at any time during this Agreement and for a period of 4 years after termination of this Agreement, disclose to any person any confidential information concerning the business, affairs, customers, clients or suppliers of the other party except as provided by clause 13.2.

13.2	Each party may disclose the other party's confidential information:
13.2.1
to those of its employees, officers, representatives or advisers who need to know such information for the purpose of carrying out the party's obligations under this Agreement. Each party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other party's confidential information comply with this clause 13; and

13.2.2	as may be required by law, court order or any governmental or regulatory authority.
13.3	No party shall use any other party's confidential information for any purpose other than to perform its obligations under this Agreement.
14	FORCE MAJEURE
14.1	“Force Majeure Event” means any circumstance not within a party's reasonable control including, without limitation:
14.1.1	acts of God, flood, fire, explosion, drought, earthquake or other natural disaster;
14.1.2	terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;
14.1.3	collapse of buildings, fire, explosion or accident; and
14.1.4	interruption or failure of utility service.
14.2
If a party is prevented, hindered or delayed in or from performing any of its obligations under this Agreement by a Force Majeure Event (“Affected Party”), the Affected Party shall not be in breach of this Agreement or otherwise liable for any such failure or delay in the performance of such obligations. The time for performance of such obligations shall be extended accordingly and the parties shall meet in good faith to discuss and identify alternative sources of manufacture of the Products and shall recommence all obligations under this Agreement at the first possible opportunity.

15	DURATION
15.1	This Agreement takes effect on the Commencement Date and, subject to earlier termination where permitted by the terms of this Agreement, shall continue for an initial term of 5 years (“Initial Term”).
15.2
Either party can serve a notice (being at least 12 months in duration) during the Initial Term to terminate this Agreement at the end of the Initial Term. The effect of this notice is to ensure the Agreement does not automatically continue beyond its Initial Term.

15.3
If a notice to terminate the Agreement is not served in accordance with clause 15.2 then the Agreement shall automatically continue after the Initial Term until terminated by either party giving at least 12 months' prior written notice.

15.4
Where this Agreement is terminated by Nemaura on notice in accordance with clause 15.2 or 15.3, the parties agree that Nemaura shall pay on demand to DBEE a sum equal to the DBEE Exit Payment. The parties confirm that the DBEE Exit Payment represents a genuine pre-estimate of DBEE’s  losses as a result of such termination. This clause shall not apply to a termination by Nemaura pursuant to clause 16.1.1.

15.5
Where this Agreement is terminated by DBEE on notice in accordance with clause 15.2 or 15.3, the parties agree that DBEE shall pay on demand to Nemaura a sum equal to the Nemaura Exit Payment. The parties confirm that the Nemaura Exit Payment represents a genuine pre-estimate of Nemaura’s losses as a result of such termination. This clause shall not apply to a termination by DBEE pursuant to clause 16.1.1.

15.6
Nothing in this Agreement is intended to breach any legislation or guidance in relation to EU competition law, specifically the Competition Act 1998 and the Treaty on the Functioning of the European Union Articles 101 and 102.

15.7
For the purposes of this clause 15 and for the purpose of establishing DBEE Exit Payment or Nemaura Exit Payment, Market Value shall be the open market value of the joint collaboration venture business carried out by the parties under this Agreement at the date of termination of a notice served under clause 15.2 or 15.3 (“Termination Date”) such value to be agreed between the parties within 30 days of Termination Date (or such longer period as the parties shall agree) or in default of such agreement within the relevant time period shall be the value reported by the Valuers as being their written opinion of the open market value of the joint collaboration venture business carried out by the parties under this Agreement as at the Termination Date.

15.8	If instructed to report on their opinion of Market Value under clause 15.7 then the Valuers shall:
15.8.1	act as expert and not as arbitrator and their written determination shall (save in the case of manifest error) be final and binding on the parties; and
15.8.2	assume a transaction between a willing purchaser and willing sellers.
15.9	The Valuers’ fees for reporting on their opinion of Market Value shall be in their award.
16	TERMINATION AND RIGHTS UPON TERMINATION
16.1	Without affecting any other rights that it may be entitled to, either party may give notice in writing to the other terminating this Agreement immediately if:
16.1.1
the other party commits a material breach of any term of this Agreement and (if such breach is remediable) fails to remedy that breach within a period of 30 days of being notified in writing to do so; or

16.1.2
an order is made or a resolution is passed for the dissolution or winding-up of the other party or an order is made for the appointment of an administrator to manage the affairs, business and property of the other party or such an administrator is appointed or documents are filed with the court for the appointment of an administrator or notice of intention to appoint an administrator is given by the other party or its trustees, officers, directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986), or a receiver and/or manager or administrative receiver is appointed in respect of all or any of the other party’s assets or undertaking or circumstances arise which entitle the court or a creditor to appoint a receiver and/or manager or administrative receiver or which entitle the court to make a winding-up or bankruptcy order or the other party takes or suffers any similar or analogous action in consequence of debt.

16.2
Any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this Agreement shall remain in full force and effect.

16.3
Termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination or expiry.

16.4	Subject to clause 16, all other rights of DBEE under this Agreement shall terminate on the termination date.
16.5
Upon termination of this Agreement by Nemaura by reason of termination pursuant to clause 15.2 or 15.3 and, subject to the payment of the DBEE Exit Payment, DBEE will procure that BMDL shall transfer all of the Trade Marks to Nemaura and DBEE shall assign to Nemaura any right, title and interest that it shall have in relation to Sub-Distributor Contracts and My Sugar Watch Services Agreements.

16.6
Upon termination of this Agreement by DBEE by reason of termination pursuant to clause 15.2 or 15.3 and subject to the payment of the Nemaura Exit Payment, Nemaura shall grant to DBEE an exclusive non-assignable royalty free licence limited to the Territory in perpetuity to exploit the Patents, The Apps and The Algorithms as envisaged by clause 3.3  and shall assign to DBEE any rights, title and interest that it shall have in relation to Sub-Distributor Contracts and My Sugar Watch Services Agreements.

17	NOTICES
17.1	Any notice given to a party under or in connection with this Agreement shall be in writing and shall be:
17.1.1	delivered by hand or
17.1.2
by pre-paid first-class post (or airmail where the address is outside of the UK) or other next working day delivery service at its registered office (if a company) or its principal place of business (in any other case); or

17.1.3	sent by email to its principal place of business.
17.2	Any notice shall be deemed to have been received:
17.2.1	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the proper address;
17.2.2	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service;
17.2.3	if sent by airmail, at 9.00am on the fifth Business Day after posting or at the time recorded by the delivery service; or
17.2.4	if sent by email, at 9.00 am on the next Business Day after transmission.
17.3	This clause 17 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

18	ASSIGNMENT AND OTHER DEALINGS
18.1
This Agreement is personal to the parties and neither party shall (without the prior written consent of the other party) assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this Agreement.

18.2	The consent of a party to the assignment or transfer by the other party of its rights and obligations under this Agreement shall not be unreasonably withheld or delayed in circumstances where:
18.2.1	the assignment or transfer is to a bona fides purchaser of that party’s rights under this Agreement; and
18.2.2
the other party has been given 20 Business Days notice of first refusal to acquire that party’srights under this Agreement at the price to be paid by the proposed purchaser and otherwise on the terms agreed with the proposed purchaser and the other party has not within such 20 Business Days period confirmed its intention to proceed with the acquisition of rights within a further period not to exceed 20 Business Days; and

18.2.3
that party and/or the proposed purchaser is able to demonstrate to the reasonable satisfaction of the other party the ability of the proposed purchaser to comply with all of that party’s obligations under this Agreement and to include the obligation at clause 16.5 or (as the case may be) clause 16.6 of this Agreement; and

18.2.4	the proposed purchaser is not a direct competitor of the other party in any market in which the other party may operate at the time of the proposed assignment or transfer.
19	MODIFICATION AND WAIVER
19.1
No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

19.2	No amendment or variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
20	SEVERABILITY
20.1
If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible (or is not capable of modification because it is prohibited by UK or EU Competition Law) the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause 20.1shall not affect the validity and enforceability of the rest of this Agreement.

20.2
If one party gives notice to the other of the possibility that any provision or part-provision of this Agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

21	ENTIRE AGREEMENT
21.1
This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

21.2
Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

22	APPLICABLE LAW & VENUE
22.1
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

22.2
Each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

23	ANTI-BRIBERY COMPLIANCE
23.1	Both parties shall:
23.1.1	comply with all applicable laws, statutes, regulations relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010; and
23.1.2	not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK.

24	ADDITIONAL GENERAL TERMS
24.1	A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
24.2
Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

24.3	Each party confirms it is acting on its own behalf and not for the benefit of any other person.
This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
SCHEDULE 1

 THE PRODUCTS
PART 1
 THE SENSOR PATCHES PACK
The Sensor Patches Pack compromising:
• ****
• ****
• ****
• ****
• ****
PART 2
 THE SENSOR ASSEMBLY DEVICE AND TRANSMITTER (SADT)

The sensor assembly device and transmitter comprising:
•
All electronic and operative components of the sensor assembly device and transmitter including any circuit boards, and software required for use and Bluetooth transmission antennae to enable the sensor patches to function fully and effectively (Schedule 7, para 1a);

•	The battery and the battery charger for the sensor assembly device and transmitter (Schedule 7, para 1b);

SCHEDULE 2
 TERRITORIES
France;
Germany;
Italy;
Spain;
Austria;
Belgium;
Bulgaria;
Croatia;
Cyprus;
Czech Republic;
Denmark;
Estonia;
Finland;
Greece;
Hungary;
Iceland;
Latvia;
Liechtenstein;
Lithuania;
Luxembourg;
Malta;
Netherlands;
Norway;
Poland;
Portugal;
Romania;
Slovakia;
Slovenia;
Sweden; and
Switzerland.

SCHEDULE 3
 THE PATENTS

The Sensor Patches for Reverse Iontophoresis - Platform for non-invasive continuous analyte monitoring - IP covering core technology – device
Country	Publication Number	Priority Date	Date granted	Title	Expiry Date
Europe	977280.6	30/06/2008	18-May-12	The Sensor Patches for Reverse Iontophoresis	29/06/2028

Algorithm to determine the concentration of an analyte - IP relating to broad  algorithm method
Country	Publication Number	Priority Date	Date granted	Title	Expiry Date
UK	1208950.4	21/05/2012	Pending	Cumulative Measurement of an analyte	20/05/2032
PCT, and all subsequent national filings	PCT/GB2013/051322	21/05/2012	Pending	Cumulative Measurement of an analyte	20/05/2032

AND any other intellectual property whether registered or developed in the form of know-how that may be developed to support the devices and software.

SCHEDULE 4
 TRADE MARKS

Trade Marks	Registration Number
14179618	BINKYDEVISE (EU)
15029739	BINKYDIET (EU)
15029754	BINKYDIETPLAN (EU)
14173652	BINKYPAD (EU)
14173694	BINKYPATCH (EU)
14173553	BINKYSENSOR (EU)
14173413	BINKYTRANSDERMAL (EU)
14179626	BINKYVIRTUAL HEALTHCARE DATA (EU)
14179576	BINKYWATCH APP (EU)
14173488	BINKYWATCH (EU)
15029796	BINKYWEIGHTLOSS (EU)
16257677	ETHITRONIX MYSUGARWATCH (EU)
16265696	ETHITRONIX SUGARWATCH (EU)
14597389	GMDTRANSDERMAL (EU)
14597454	GMTRANSDERMAL (EU)
15029821	iBINKYDIET (EU)
15029846	iBINKYDIETPLAN (EU)
15532138	iBINKYWATCH APP (EU)
15029861	iBINKYWEIGHTLOSS (EU)
15005771	iETHITRONIX (EU)
16090557	LIFESTYLE GLUCOSEPROFILING (EU)
16117467	LIFESTYLE GLUCOSETRENDING (EU)

16090383	MYBINKYWATCH (EU)
15532179	MYBINKYWATCH APP (EU)
15873979	MYBINKYWATCH METER (EU)
17000019	MYSUGARPROFILING (EU)
16257701	MYSUGARTRENDING (EU)
16266413	MYSUGARTRENDINGWATCH (EU)
15532195	YOURBINKYWATCH APP (EU)

SCHEDULE 5
 SUB-DISTRIBUTOR (DIABETES) AND SUB-DISTRIBUTOR (SPORTS MEDICINE) CONTRACT TERM SHEET
This Schedule summarises the key terms which must be included in any final form Sub-Distributor Contract. These terms set out the minimum framework for the Sub-Distributor Contract and additional terms may be added. The specific wording of the Sub-Distributor Contracts will be agreed between the parties on a Territory by Territory basis.
1	TERMS OF ENGAGEMENT
1.1	Nemaura and DBEE will enter into the Sub-Distributor Contract as joint rights holders.

1.2	The Sub-Distributor Contract will contain a specific geographical territory in which the Sub-Distributor can promote and sell the Products.

1.3	Nemaura shall ensure that the Sub-Distributor is entitled and remains entitled to exclusively use any CE marks and BSI kite marks relating to the Products in the territory allocated to it.

1.4	The Sub-Distributor shall only source the Products from Nemaura and shall not source directly competing products for resale in the territory allocated to it.

1.5	The Sub-Distributor shall be prohibited from making direct active sales of the Products outside of the territory allocated to it.

1.6	Nemaura shall commit to use its reasonable endeavours to monitor and prevent other sales of the Products in the Sub-Distributor’s territory by third parties or other sub-distributors.
1.7
The Sub-Distributor shall only promote, sell and supply the Products to hospitals, doctors and other healthcare professionals, to wholesale pharmaceutical distributors, to online retailers and high street pharmacists, to healthcare providers (whether private or Government sponsored) and to patients and potential patients and individuals (or those connected to patients or potential patients or to individuals) in the territory allocated to it.

1.8
The Sub-Distributor shall not make any promises or guarantees about the Products, The Apps and/or The Algorithms beyond those contained in the UK and EU approvals for the marketing of medical devices in accordance with the CE marks and BSI kite marks.

1.9	If the Sub-Distributor receives any enquiries relating to the Products from outside of the territory allocated to it, the Sub-Distributor must promptly forward those enquiries to DBEE.

1.10	The Sub-Distributor shall maintain appropriate advertising and promotion of Products in the territory allocated to it.
1.11	The Sub-Distributor shall be obliged to provide call-centre facilities and services regarding the use of the Products.
1.12
The Sub-Distributor shall ensure that all sales activities and promotional material regarding the Products complies with all laws, regulations and codes of practice within the territory allocated to it.

1.13	The Sub-Distributor shall insure the Products whilst they are within its possession and control to such standard as the parties may reasonably require.
1.14
The Sub-Distributor Contract shall entitle the parties and their nominated representatives to audit the books records and systems of the Sub-Distributors and to undertake on site inspections of the premises of the Sub-Distributors.

1.15	The Sub-Distributor shall place regular orders with and regular forecasts of at least 3 months’ worth of orders with Nemaura.
1.16
The Sub-Distributor will create and provide the artwork for the packaging of the Products and the information leaflet using one or more of the Trade Marks listed in Schedule 4 of this Agreement as specified and agreed by the parties with all such artwork and information leaflets being subject to Nemaura and DBEE’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) to ensure any regulatory requirements are met and the artwork is in keeping with and will not damage the goodwill in the Trade Marks.

1.17	Nemaura will be obliged to provide the Nemaura Technical Support Services to the Sub-Distributor.
1.18	The Sub-Distributor shall be required to procure that each individual who purchases Products from the Sub-Distributor shall be required to enter into a My Sugar Watch Services Agreement.
2	PAYMENT

2.1	The Sub-Distributor may pay an Upfront Licence Fee. Any Upfront Licence Fee shall be paid in equal proportions to DBEE and Nemaura.

2.2	The Sub-Distributor shall pay the Supply Prices for the Products. Supply Prices shall be paid directly to Nemaura.

2.3	DBEE will not charge the Sub-Distributors a separate payment for the licence of the Trade Marks.

2.4	Nemaura will not charge the Sub-Distributors for the provision of the Nemaura Technical Support Services.

3	INTELLECTUAL PROPERTY LICENCES

3.1
The Sub-Distributor Contract will compel DBEE and Nemaura to ensure that the Joint IPR is licensed to the Sub-Distributor on commercial terms acceptable to the parties in order to ensure that the Sub-Distributor is able to exploit the Joint IPR and market, promote, distribute and/or sell the Products in the territory appointed to it. If BMDL remains the registered proprietor of the Trade Marks then DBEE may, if it so wishes, procure that BMDL enters into a direct licence of the Trade Marks to the Sub-Distributor.

3.2
Nemaura shall be obliged to supply the Products to the Sub-Distributor and Nemaura will be responsible for order processing from the Sub-Distributors.  This means that all orders of the Products will be sent by the Sub-Distributor to Nemaura.

3.3
The Sub-Distributor Contract will stipulate that the Sub-Distributor shall collect the Patient Data and transfer a copy of the Patient Data to each of Nemaura and DBEE. The Sub-Distributor will be entitled to exploit, use or licence the Patient Data under a separate patient data access agreement between the Sub-Distributor and Nemaura and DBEE.  All Patient Data shall be jointly owned by Nemaura and DBEE.

SCHEDULE 6
 MY SUGAR WATCH SERVICES AGREEMENT TERM SHEET

This Schedule summarises the key terms which must be included in any final form My Sugar Watch Services Agreement.  These terms set out the minimum framework for My Sugar Watch Services Agreements and additional terms may be added.  The specific wording of My Sugar Watch Services Agreements will be agreed between the parties on a Territory by Territory basis.
1	TERMS OF ENGAGEMENT
1.1	Nemaura and DBEE will enter into My Sugar Watch Services Agreements with individuals as joint right holders.
1.2	Individuals shall be required to make monthly payments to DBEE under My Sugar Watch Services Agreement.
2	PAYMENT
2.1	The individual shall pay My Sugar Watch Services Payments to DBEE direct.

SCHEDULE 7
 SENSOR PATCHES PACK PHOTOGRAPHS
IMAGE REDACTED

SIGNED by DR D F CHOWDHURY for and on behalf of NEMAURA MEDICAL INC	) )

DR D F CHOWDHURY

SIGNED by DR D J BURSTON for and on behalf of DALLAS BURSTON ETHITRONIX (EUROPE) LIMITED	) ) )

DR D J BURSTON